May 25, 2023

Jonathan Robins
[Redacted]

RE: Employment Offer

Dear Mr. Robins,

Intellicheck is pleased to offer you a full-time position with our company in the position of Vice President of Engineering and Development. The Vice President of Engineering and Development will plan, direct, coordinate, and oversee activities in the Engineering and Development department, ensuring the development and implementation of efficient operations and cost-effective systems to meet current and future needs of the company.

If you accept this offer, our expectation is that you begin work on June 26th, 2023 (subject to change based on background check).

Your primary base of employment will be your home address. You will be expected to travel for business, as requested by Intellicheck.

Your primary duties in this position will be to

- Oversees the preparation and final approval of project plans.
- Conducts or acquires cost analysis for development projects; prepares or delegates preparation of schedule of project completion dates.
- Ensures that projects are completed within budget and in an economical manner.
- Establishes and implements the strategic direction of the company's engineering and development initiatives.
- Collaborates with the company's executive leadership to develop and meet organizational goals while supplying expertise and guidance on projects, operations, and systems.
- Identifies, recommends, and implements new technologies and systems to improve organizational processes and decision-making.
- Ensures that departmental decisions such as staffing, development, organization, hardware acquisitions, and facilities are in line with the organizations business plan and vision.
- Establishes, communicates, and implements engineering and development policies, practices, standards, and security measures to ensure effective and consistent operations.
- Establishes and administers the department's budget.
- Maintains knowledge of emerging technologies and trends in engineering and development related to the organizations industry.
- Negotiates cost-effective contracts for the organization; coordinates and implements contractors work, and resolves any disputes over labor, scheduling, or payments.
- Performs other duties as assigned.

This position reports directly to the CEO. Your title, assignment, compensation, and the nature of your responsibilities may change from time to time at the discretion of Intellicheck. You will also be expected to comply with all rules, policies, and procedures of Intellicheck as they may be modified from time to time.

You will be compensated with an annual salary for all hours worked at a gross rate of $250,000.00, with the actual amount prorated for the actual period of employment and payable in equal installments. You will also be eligible for a 40% on-target bonus based on company financial targets TBD. You will also be granted ISO equity award of 35,000 shares with terms as determined by the Board of Directors.

Currently, we pay on the 7th or 22nd of the month, or the prior Friday if those dates fall on a Saturday or Sunday. All payments are less appropriate deductions and withholding. This position is classified as exempt and is not subject to federal and state overtime or minimum wage requirements.

## Benefits

Intellicheck provides its employees with a full range of benefits, and you will be eligible for the benefits that are generally available to Intellicheck employees in similar positions, subject to the eligibility requirements of the specific benefit arrangements. Included are paid vacation (which accrues per the company's current vacation policies and is subject to change), paid sick time (which accrues per the company's current policies and is subject to change), 10 paid federal holidays. family healthcare, dental care, vision insurance, company-paid personal life insurance, company-paid short- and long-term disability insurance, Employee Assistance Program (EAP), and the opportunity to participate in the company 401(k) program from the first day of employment. Please review the relevant company policies and/or plan documents for details regarding current benefits, including eligibility requirements. Please note that Intellicheck may modify or eliminate specific benefits from time to time.

As travel will be required as part of your job, you will be incurring travel-related expenses for company business. You will initially pay those expenses personally, and then Intellicheck will reimburse you after you submit timely and accurate expense documentation.

## Confidentiality Agreement

The protection of confidential and proprietary information relating to the business and operations of Intellicheck is and will continue to be of central importance to our organization. For this reason, your agreement to the terms and conditions set forth in the enclosed Confidentiality, Non-Competition, and Invention Assignment Agreement ("Confidentiality Agreement"), which includes provisions relating to nondisclosure, nonsolicitation, and noncompetition, is a condition of employment with Intellicheck.

## At-Will Employment

The employment relationship between you and Intellicheck will be at will. This means that the employment relationship is for no specific term and may be terminated by either you or Intellicheck at any time for any reason, with or without cause or advance notice. This letter and the enclosed Confidentiality Agreement supersede any previous arrangements, both oral and written, expressed or implied, regarding the nature of your employment with Intellicheck. The at-will employment relationship cannot be changed or modified orally and may only be modified by a formal written employment contract signed by you and the CEO of Intellicheck, expressly modifying the at-will employment relationship.

Newly hired full-time employees are subject to a 90-day evaluation or introductory period to verify skills, capabilities, and suitability for our company. This period also gives new employees the opportunity to evaluate Intellicheck as a place to work. Successful completion of this period does not modify your at-will status with Intellicheck.

This offer and your employment is conditioned on satisfying all conditions of employment, including the following: completion of the Confidentiality Agreement and this letter; successful completion of a background check; provision of timely and satisfactory proof of eligibility for U.S. employment; and satisfaction of other requirements specific to your position (as separately communicated to you). You will separately receive information regarding a background check and the required consent documentation.

Once the signed offer letter is received by HR through DocuSign, the on-boarding process will begin (to include background check, policies and agreements sent for review/signature, etc.)

Should you have any questions, please contact HR at humanresources@intellicheck.com.

Sincerely,

DocuSigned by:
Bryan Lewis
7AF6DEBC08674D3...

Bryan Lewis
Chief Executive Officer

Enclosure: Restrictive Covenants Agreement

I accept the terms of this offer: DocuSigned by: Johnathan Robins B00CC733D909496 5/25/2023

Signature Date